Exhibit 99.1

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS 2011 SECOND QUARTER AND YEAR TO DATE FINANCIAL RESULTS

2011 Second Quarter Financial Measures

•	Revenue of $29.0 million

•	Adjusted EBITDA of $1.2 million

•	Net loss of $3.6 million

Jacksonville, FL – August 12, 2011 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today announced unaudited financial results for its second quarter and six months ended June 30, 2011 (see attached tables).

Operational Review

The Company’s deployed vessel capacity utilization during the second quarter was 91.2% southbound and 24.1% northbound, compared to 100.1% and 29.5%, respectively, during the second quarter of 2010, and 88.8% and 22.6%, respectively, sequentially from the first quarter of 2011.

Second Quarter Financial Review

•

The Company had revenue of $29.0 million during the quarter, compared to $31.7 million in the prior year period. Charter revenues declined to $0.6 million from $0.9 million in the prior year period, but rose by $0.5 million sequentially from the first quarter of 2011.

•

The Company reported an operating loss of $1.1 million in the second quarter of 2011 compared to operating income of $3.4 million in the prior year period and an operating loss of $8.0 million in the first quarter of 2011.

•

Net loss for the second quarter of 2011 was $3.6 million, or $0.30 per basic and diluted share, compared to net income of $0.9 million, or $0.07 per basic and diluted share, in the prior-year period. Increased fuel prices drove the net fuel expense to $2.2 million, up $1.1 million over the prior-year period. Adjusted EBITDA, as detailed in the accompanying table, was $1.2 million in the second quarter of 2011.

Six Month Financial Review

•

The Company had revenue of $53.8 million during the first six months of 2011, compared to $60.5 million in the prior year period. Charter revenues during the period declined to $0.6 million from $2.2 million in the prior year period.

•	The Company reported an operating loss of $9.1 million for the first six months of 2011 compared to operating income of $5.6 million in the prior year period.

•

Net loss for the first six months of 2011 was $14.0 million, or $1.17 per basic and diluted share, compared to net income of $0.6 million, or $0.05 per basic and diluted share, in the prior-year period. Adjusted EBITDA, as detailed in the accompanying table, was $1.6 million in the six months ended June 30, 2011.

•

Each of the Company’s two roll-on, roll-off vessels was sequentially out of service as work related to five-year regulatory requirements was being performed. The Company resumed its regular deployment in late April. One of the Company’s Triplestack Box Carrier® vessels was dry-docked in the second quarter of 2011. Trailer Bridge incurred a total of $6.9 million in expense related to the dry-docking of these vessels, of this amount $6.6 million was incurred in the first quarter of 2011 and the remaining $0.3 million in the second quarter of 2011. There were no dry-docking expenses in the prior year periods.

Trailer Bridge, Inc. August 12, 2011	Page 2

Refinancing Status

The Company’s refinancing efforts are ongoing. The Company continues actively working with interested lenders and its advisors to refinance the $82.5 million in public notes (“Notes”) due in November 2011 and other indebtedness of the Company. The Company is exploring a number of options, that might involve the private or public lending market and may include an equity component, and that might result in a change of control. The interest rate the Company pays on its overall debt will likely be higher under such refinancing than previously anticipated. In the event the Company is not able to refinance the Notes, the Company’s finances and ability to operate would be severely impaired and the Company could be required to seek protection under federal bankruptcy laws.

Financial Position

At June 30, 2011, the Company had cash balances of $0.2 million and working capital deficit of $88.6 million due to the $82.5 million in Notes due in November 2011 as well as the Company’s Term Loan debt being classified as current liabilities. As of June 30, 2011, the Company had drawn approximately $5.0 million on its $10.0 million revolving credit facility, and, based upon eligible receivables, had $1.8 million of unused availability left under this facility. During the six months ended June 30, 2011, net cash used in operating activities was $13.2 million.

About Trailer Bridge, Inc.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of changes in demand for transportation services offered by the Company, the Company’s ability to successfully operate its business, the Company’s ability to refinance its existing maturing debt, maintenance of its revolving credit facility, changes in rate levels for transportation services offered by the Company, changes in the cost of fuel, unfavorable outcomes from the United States Department of Justice (“DOJ”) investigation and related class or individual actions, economic recessions, de-listing from the Nasdaq stock exchange, equipment and driver condition and availability and severe weather as well the ability to retain and/or attract the necessary personnel and maintain necessary vendor relationships.

(Tables to Follow)

CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
Ivy Barton Suter		www.theequitygroup.com
Chief Executive Officer		Adam Prior (212) 836-9606
(800) 554 -1589 www.trailerbridge.com

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Trailer Bridge, Inc. August 12, 2011	Page 3

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
OPERATING REVENUES	$29,000,936	$31,656,653	$53,814,883	$60,501,618
OPERATING EXPENSES:
Salaries, wages, and benefits	4,117,729	4,174,077	7,630,623	8,213,832
Purchased transportation and other rent	8,583,890	7,890,464	15,854,229	15,065,666
Fuel	5,652,241	4,406,820	10,730,160	8,700,474
Operating and maintenance (exclusive of depreciation & dry-docking shown separately below)	7,215,871	7,590,395	13,521,349	14,148,476
Dry-docking	290,031	—	6,900,293	—
Taxes and licenses	112,431	136,645	250,730	315,469
Insurance and claims	769,363	797,625	1,537,677	1,569,557
Communications and utilities	202,004	177,754	387,574	349,543
Depreciation and amortization	1,589,805	1,552,360	3,152,830	3,093,103
(Gain) loss on sale of property and equipment	(2,642)	4,852	(3,420)	26,196
Other operating expenses	1,599,369	1,534,839	2,997,136	3,397,772

	30,130,092	28,265,831	62,959,181	54,880,088

OPERATING (LOSS) INCOME	(1,129,156)	3,390,822	(9,144,298)	5,621,530

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,513,660)	(2,490,697)	(4,882,640)	(5,025,888)
Interest income	1,297	4,537	2,741	8,923

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(3,641,519)	904,662	(14,024,197)	604,565

PROVISION FOR INCOME TAXES	(7,200)	(7,200)	(14,400)	(14,670)

NET (LOSS) INCOME	$(3,648,719)	$897,462	$(14,038,597)	$589,895

PER SHARE AMOUNTS:

NET (LOSS) INCOME PER SHARE BASIC	$(0.30)	$0.07	$(1.17)	$0.05

NET (LOSS) INCOME PER SHARE DILUTED	$(0.30)	$0.07	$(1.17)	$0.05

Trailer Bridge, Inc. August 12, 2011	Page 4

TRAILER BRIDGE, INC.

CONDENSED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$173,164	$11,481,965
Trade receivables, less allowance for doubtful accounts of $1,062,272 and $1,065,955	14,798,131	13,022,057
Prepaid and other current assets	2,656,900	2,397,948
Deferred income taxes, net	225,645	225,645

Total current assets	17,853,840	27,127,615

Property and equipment, net	81,229,126	82,631,050
Reserve fund for long-term debt	4,640,742	4,638,215
Other assets	1,899,370	2,004,426

TOTAL ASSETS	$105,623,078	$116,401,306

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$7,306,084	$7,411,181
Accrued liabilities	3,840,335	4,725,030
Unearned revenue	1,621,478	1,410,963
Current portion of long-term debt	93,711,161	85,374,700

Total current liabilities	106,479,058	98,921,874

Long-term debt, less current portion	13,065,882	17,795,827

TOTAL LIABILITIES	119,544,940	116,717,701

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, $.01 par value, 1,000,000, shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 12,102,587 shares issued; 12,016,681 shares outstanding at June 30, 2011 and December 31, 2010	121,026	121,026
Treasury stock, at cost, 85,906 shares at June 30, 2011 and December 31, 2010	(318,140)	(318,140)
Additional paid-in capital	55,046,773	54,613,643
Capital deficit	(68,771,521)	(54,732,924)

TOTAL STOCKHOLDERS’ DEFICIT	(13,921,862)	(316,395)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$105,623,078	$116,401,306

Trailer Bridge, Inc. August 12, 2011	Page 5

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30,

	2011	2010
	(unaudited)	(unaudited)
Operating activities:
Net (loss) income	$(14,038,597)	$589,895
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,152,830	3,093,103
Amortization of loan costs	474,461	456,794
Non-cash stock compensation expense	433,128	452,143
Provision for doubtful accounts	451,388	347,325
(Gain) loss on sale of property and equipment	(3,420)	26,196
(Increase) decrease in:
Trade receivables	(2,227,462)	(2,899,760)
Prepaid and other current assets	(258,952)	755,827
Other assets	(384,004)	5,375
(Decrease) increase in:
Accounts payable	(105,097)	3,411,814
Accrued liabilities	(884,692)	(1,487,655)
Unearned revenue	210,516	272,987

Net cash (used in) provided by operating activities	(13,179,901)	5,024,044

Investing activities:
Purchases of property and equipment	(1,795,330)	(1,024,661)
Proceeds from sale of property and equipment	59,917	48,038
Additions to other assets	—	(385,999)

Net cash used in investing activities	(1,735,413)	(1,362,622)

Financing activities:
Proceeds from revolving line of credit	20,248,603	—
Payments on revolving line of credit	(15,204,737)
Exercise of stock options	—	(5,562)
Principal payments on notes payable	(1,437,353)	(2,453,795)
Purchase of treasury stock	—	(106,699)

Net cash provided by (used in) financing activities	3,606,513	(2,566,056)

Net (decrease) increase in cash and cash equivalents	(11,308,801)	1,095,366
Cash and cash equivalents, beginning of the period	11,481,965	10,987,379

Cash and cash equivalents, end of period	$173,164	$12,082,745

Supplemental cash flow information:
Cash paid for interest	$4,912,064	$5,081,979

Trailer Bridge, Inc. August 12, 2011	Page 6

TRAILER BRIDGE, INC.

RECONCILIATION OF GAAP NET (LOSS) INCOME, TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION; AND ADJUSTED EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION & AMORTIZATION (1)

(UNAUDITED)

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

GAAP, Net (loss) income	$(3,648,719)	$897,462	$(14,038,597)	$589,895
Net interest expense	2,512,363	2,486,160	4,879,899	5,016,965
Provision for income taxes	7,200	7,200	14,400	14,670
Depreciation and amortization	1,589,805	1,552,360	3,152,830	3,093,103

Non-GAAP, EBITDA	$460,649	$4,943,182	$(5,991,468)	$8,714,633

Adjustments:
Dry-docking	290,031	—	6,900,293	—
Severance, including officers	213,046	—	213,046	—
Stock compensation	208,123	226,071	433,130	452,143
Anti-trust related legal expense	9,370	145,529	34,630	525,431
(Gain) loss on asset sales	(2,642)	4,852	(3,420)	26,196

Total Adjustments	717,928	376,452	7,577,679	1,003,770

Non-GAAP, Adjusted EBITDA	$1,178,577	$5,319,634	$1,586,211	$9,718,403

Other financial measures:
EBITDA margin	1.6%	15.6%	(11.1)%	14.4%
Adjusted EBITDA margin	4.1%	16.8%	2.9%	16.1%
Net debt to adjusted EBITDA	12.8x	3.9x	12.8x	3.9x
Adjusted EBITDA to interest expense	0.5x	2.1x	0.3x	1.9x

Use of Non-GAAP measures

(1)	The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on comparisons of operating performance from period to period without the impact of significant special items. Non-GAAP measures are reconciled in the accompanying financial table. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for the Company’s reported GAAP results.

Adjusted EBITDA is calculated by adding back legal expenses associated with dry-docking, non-recurring severance charges, non-cash compensation charges, the anti-trust litigation, and loss/gain on asset sales. Adjusted EBITDA was calculated on a twelve month trailing rate for purposes of calculating net debt to adjusted EBITDA. Adjusted EBITDA for the twelve months trailing June 30, 2011 and 2010 was $7,978,127 and $22,792,857, respectively.